Exhibit 99.6

$15,000

CARDIFF INTERNATIONAL, INC.

PREFERRED CONVERTIBLE DEBENTURE

Cardiff International, Inc. a Colorado corporation (herein referred to as “Company”, for value received, hereby issues this Debenture to Steven Posner, an individual or registered assigns or nominees (“Holder”), in the principal amount of Fifteen Thousand Dollars ($15,000).

This Debenture is an unsecured obligation solely of the Company. It is not an obligation of, or a deposit in, a bank, and is not insured by any Federal agency.

The Debentures are convertible, at the election of the Holder, into common stock of the Company at a conversion rate of $0.03 per share (“Conversion Price”). Each Debenture has a maturity date five years from its date issuance and all outstanding principle and accrued interest of each Debenture will be due and payable on such date unless sooner declared due and payable by Holder upon the occurrence of an event of default. The Debentures accrued interest at the rate of 12% per year. The Debenture may be converted into common stock no earlier than March 11, 2009 or the date that the Company increases its authorized common stock, whichever is sooner.

This Debenture in the principal amount of $15,000 is one of a duly authorized issue of Debentures of the Company (herein referred to as the “Debentures”), issued or to be issued under and pursuant to a private offering and placement by the Company (the “Offering”) described in that certain Private Placement Memorandum dated             , (the Confidential Offering Memorandum and the Exhibits thereto are herein referred to as the “Memorandum”). Reference is hereby made to the Memorandum and all Exhibits thereto for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the holders of the Debentures. All terms not specifically defined herein in this Debenture shall have the meanings assigned to them in the Memorandum.

This Debenture supersedes all previous debentures, agreements both written and verbal entered into between Holder and Company.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 11, 2009	CARDIFF INTERNATIONAL INC.

	BY:	/s/ Daniel Thompson
	ITS:	Chairman
	DATE:	May 24, 2011

Attest:

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